Exhibit T3A.9

CERTIFICATE OF INCORPORATION

OF

MVH Holdings Inc.

Article 1.	NAME

The name of the corporation is MVH Holdings Inc. (the “Corporation”).

Article 2.	REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 in the County of New Castle.  The registered agent of the Corporation at such address shall be Corporation Service Company.

Article 3.	PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”).  The Corporation shall have all power necessary or convenient to the conduct, promotion or attainment of such acts and activities.

Article 4.	CAPITAL STOCK

4.1.	Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 1,000, all of which shall be Common Stock, all of one class, having a par value of $.01 per share (“Common Stock”).

4.2.	Common Stock

4.2.1.	Relative Rights

Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

4.2.2.	Dividends

Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

4.2.3.	Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock, and holders of any class or series of stock entitled to participate therewith, in whole or in part, as to the distribution of assets in such event, shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or provided for payment of, all debts and liabilities of the Corporation and after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

4.2.4.	Voting Rights

Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

4.3.	Preferred Stock

The Board of Directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law and the provisions of this Certificate of Incorporation, to provide, by resolution or resolutions from time to time and by filing a certificate of designations pursuant to the Delaware General Corporation Law, for the issuance of the shares of Preferred Stock in series, to establish from time to time the number of shares to be included in each such series, to fix the powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and to fix the qualifications, limitations or restrictions thereof.

Article 5.	INCORPORATOR

The name and mailing address of the incorporator (the “Incorporator”) are Matthew H. Meyers, Hogan & Hartson L.L.P., 555 Thirteenth Street, NW, Washington, DC 20004.  The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

Article 6.	BOARD OF DIRECTORS

6.1.	Initial Directors; Number; Election

The following persons, having the following mailing addresses, shall serve as the directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successors are elected and qualified:

NAME	MAILING ADDRESS
Walter V. Purnell, Jr.	Motient Corporation 10802 Parkridge Blvd Reston VA 20191

W. Bartlett Snell	Motient Corporation 10802 Parkridge Blvd Reston VA 20191

David H. Engvall	Motient Corporation 10802 Parkridge Blvd Reston VA 20191

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation.  Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.  Except as otherwise provided in this Certificate of Incorporation, each director of the Corporation shall be entitled to one vote per director on all matters voted or acted upon by the Board of Directors.

6.2.	Management of Business and Affairs of the Corporation

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

6.3.	Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit.  Any repeal or modification of this Article 6.3 shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Corporation existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Article 7.	AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

Article 8.	RESERVATION OF RIGHT TO AMEND CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time, and from time to time, to amend, alter, change, or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences, and privileges of any nature conferred upon stockholders, directors, or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article 8.

IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this 18th day of April, 2002.

Matthew H. Meyers
Incorporator

By:	/s/ Matthew H. Meyers

CERTIFICATE OF MERGER

MERGER OF
TELCOM SATELLITE VENTURES INC. (a Delaware corporation)
AND
TELCOM SATELLITE VENTURES II, INC. (a Delaware corporation)
WITH AND INTO
MVH HOLDINGS INC. (a Delaware corporation)

Pursuant to the provisions of Section 251 of the Delaware General Corporation Law (the “DGCL”), the undersigned certifies as follows concerning the merger (the “Merger”) of Telcom Satellite Ventures Inc., a Delaware corporation (“Target I”) and Telcom Satellite Ventures II, Inc., a Delaware corporation (“Target II” and, together with Target I, “Targets”), with and into MVH Holdings Inc., a Delaware corporation (“Acquiror” and, together with Targets, the “Constituent Corporations”) with Acquiror as the surviving corporation (in such capacity, the “Surviving Corporation”).

1.
An Agreement and Plan of Merger dated February 9, 2005 (the “Merger Agreement”), has been approved, adopted, certified, executed and acknowledged by the Constituent Corporations in accordance with the provisions of Section 251 of the DGCL.

2.	Acquiror shall be the surviving corporation in the Merger and the name of the Surviving Corporation shall be “MVH Holdings Inc.”

3.	The certificate of incorporation of Acquiror shall be the certificate of incorporation of the Surviving Corporation until thereafter duly amended in accordance with its terms and the DGCL.

4.	The executed Merger Agreement is on file at the principal place of business of the Surviving Corporation, at 300 Knightsbridge Parkway, Lincolnshire, IL 60069.

5.
A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of Target I, Target II or Acquiror, respectively, upon written request to the Secretary of the Surviving Corporation at Surviving Corporation’s principal place of business.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, MVH Holdings Inc., a Delaware corporation, has caused this Certificate of Merger to be signed on the 9th day of February, 2005.

MVH HOLDINGS INC.

By:	/s/ Christopher Downie
Christopher Downie, Senior Vice President
and Chief Operating Officer

STATE OF DELAWARE
CERTIFICATE OF CHANGE
OF REGISTERED AGENT AND/OR
REGISTERED OFFICE

The Board of Directors of MVH Holdings Inc., a Delaware Corporation, on this 23rd day of March, A.D. 2010, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle       Zip Code 19801.

The name of the Registered Agent therein and in charge thereof upon whom process against this Corporation may be served, is THE CORPORATION TRUST COMPANY.

The Corporation does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed by an authorized officer, the 23rd day of March, A.D., 2010.

By:	/s/ Douglas Brandon
Authorized Officer

Name:	Douglas Brandon
Print or Type

Title:	Secretary